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MACOM and Goertek Form Joint Venture to Service China’s 5G Build Out

The JV targets multibillion dollar opportunity to supply MACOM’s proprietary GaN-on-Si products for the world’s largest 5G network deployment

April 24th, 2019 - MACOM Technology Solutions Holdings, Inc. (“MACOM”), a leading supplier of semiconductor solutions, today announced that it has entered into an agreement to establish a joint venture company with Goertek Inc. (“Goertek”), a multibillion-dollar electronic components company based in Shandong, China. The joint venture company will be based in Hong Kong and will supply, market and distribute GaN-on-Si based RF Power components into China’s basestation market.

Goertek will provide total consideration to MACOM of up to $134.6 million, including $30 million up front. MACOM will further be entitled to royalties and dividend preferences in the joint venture. Goertek and MACOM will each contribute $25 million in working capital to the joint venture. MACOM retains rights to sell GaN-on-Si products outside of China, Hong Kong and Macau.

“This joint venture is a capstone to MACOM’s strategy to become a scale player within the multi-billion dollar 5G basestation market in China, which in turn enables us to further invest in U.S.-based innovation,” stated John Croteau, President and Chief Executive Officer of MACOM. “We are pleased to be able to leverage our existing design capabilities and resources in China by aligning with a JV partner of the caliber of Goertek. They perfectly complement our GaN-on-Si based RF Power component products with high-volume manufacturing expertise, well-connected sales and proven supply chain management into China’s top OEMs and service providers.”

Long Jiang, CEO of Goertek commented, “We are delighted to announce this important partnership with MACOM. Leveraging MACOM’s superior GaN-on-Si technology, we will provide world leading RF components to the 5G market in China, as well as enriching our RF capabilities.”

The transaction is subject to certain closing conditions, including receipt of approval from China’s State Administration for Market Regulation, and is expected to close in the second half of the calendar year.

ABOUT MACOM:
MACOM enables a better-connected and safer world by delivering breakthrough semiconductor technologies for optical, wireless and satellite networks that satisfy society’s insatiable demand for information.

Today, MACOM powers the infrastructure that millions of lives and livelihoods depend on every minute to communicate, transact business, travel, stay informed and be entertained. Our technology increases the speed and coverage of the mobile Internet and enables fiber optic networks to carry previously unimaginable volumes of traffic to businesses, homes, and datacenters.

Keeping us all safe, MACOM technology enables next-generation radars for air traffic control and weather forecasting.
MACOM is the partner of choice to the world’s leading communications infrastructure companies, helping solve their most complex challenges in areas including network capacity, signal coverage, energy efficiency and field reliability, through its best-in-class team and broad portfolio of analog RF, microwave, millimeterwave and photonic semiconductor products.

MACOM is a pillar of the semiconductor industry, thriving for more than 60 years of daring to change the world for the better, through bold technological strokes that deliver true competitive advantage to customers and superior value to investors.

Headquartered in Lowell, Massachusetts, MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. MACOM has design centers and sales offices throughout North America, Europe, and Asia.

MACOM, M/A-COM, M/A-COM Technology Solutions, M/A-COM Tech, Partners in RF & Microwave, The First Name in Microwave and related logos are trademarks of MACOM. All other trademarks are the property of their respective owners.

For more information about MACOM, please visit www.macom.com, follow @MACOMtweets on Twitter, join MACOM on LinkedIn and Facebook or visit the MACOM YouTube Channel.

ABOUT GOERTEK:
Goertek mainly focuses on R&D, manufacturing and sales of precision components (Acoustics, Sensor, Optoelectronic, etc.) and finished products (VR/AR/MR, Wearable, Hearable, Home and etc.).

Goertek has established global R&D networks in China, USA, Denmark, Japan, South Korea and etc. Today, Goertek has successfully reached and closed long-term strategic partnerships with world-class customers in the consumer electronics industry.

Goertek views semiconductor as a strategic focused area for the company. Goertek has developed strong capabilities covering chip design, packaging, testing, algorithm and system integration, and developed large production capacity for MEMS products. In 2017, Goertek ranked No. 1 among the top 20 MEMS enterprises in China, and ranked in the forefront of the global MEMS industry.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements based on MACOM's beliefs and assumptions and on information currently available to MACOM. These forward-looking statements include, among others, the potential market opportunity for the proposed joint venture with Goertek, statements about the anticipated China 5G network buildout, the joint venture’s ability to capitalize on the China’s 5G network buildout, and the potential financial benefits derived by MACOM from the joint venture. These forward-looking statements reflect MACOM's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement, including. among other things, risks related to the satisfaction of the conditions to closing the joint venture transaction in the anticipated timeframe or at all, the risks related to the ability of the joint venture to realize the benefits of the transaction in China’s 5G basestation market, the timing of the China 5G market and the joint venture’s ability to successfully supply, market and distribute its products and other business effects, including the effects of industry, market, economic, political or regulatory conditions. Although MACOM believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in "Risk Factors" in MACOM's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MACOM CONTACT:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President of Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM INVESTOR RELATIONS CONTACT:
Shelton Group
Leanne K. Sievers
EVP, Investor Relations
P: 949-224-3874
E: lsievers@sheltongroup.com

GOERTEK CONTACT:
Laura Liu, +86-180-0532-0826, laura.lius@goertek.com
Makit Li, +86-157-6253-5752, makit.li@goertek.com